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                                    NCC FUNDS


                   AMENDMENT NO. 1 TO THE CODE OF REGULATIONS


          RESOLVED, that Article II, Section 2.1 of the Trust's Code of Regulations be, and the same hereby is, amended and restated in its entirety as follows:

          "2.1 MEETINGS. Meetings of the Shareholders of the Trust may be called by the Trustees and shall be called by the Trustees whenever required by law or upon the written request of the holders of at least ten percent (10%) of the outstanding Shares entitled to vote."